NSAR ITEM 77C



Van Kampen American Capital Trust for Investment Grade Municipals





(a)     A Special Meeting of Shareholders was held on October 23,
        1996.



(b)     The election of Trustees of Van Kampen American Capital
        Trust for Investment Grade Municipals (the "Fund") included:



        None



(c)     The following were voted on at the meeting:



        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.



                      For   21,591,722          Against    417,141



        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.



                      For   10,917,966          Against   560,383

                                        NSAR ITEM 77O

                  Van Kampen American Capital Trust for Investment Grade Municipals

                                     1Of-3 Transactions
Underwriting         Purchased From              Amount Purchased   % of Underwriting   Date of Purchase
Anaheim, CA          PaineWebber Incorporated    $3,050,000         0.66%               2/06/97


   Other Firms participating in Underwriting:
   1. Smith Barney Inc.
   2. Morgan Stanley & Co. Incorporated